                                                                Exhibit 5


 THE TRAVELERS LIFE AND ANNUITY COMPANY - ONE TOWER SQUARE - HARTFORD, CT 06183

                                 A STOCK COMPANY




          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY


We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Second Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable at Second Death. Due Proof of the First Death must be provided to Us as soon as possible.


READ YOUR POLICY CAREFULLY

This is a legal contract between You and Us.


RIGHT TO CANCEL

We want You to be satisfied with the policy that You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may return the policy to Us at Our Office or to the agent from whom it was purchased for cancellation within the latest of:

         1.  ten days after the policy was delivered to You; or

         2. ten days after We have mailed or delivered the Notice of the Right to Cancel to You; or

         3. forty-five days after the date the application for this policy was signed.

Within seven days after We receive Your returned policy, We will refund to You all premiums paid, less any Outstanding Loan. After the policy is returned, it will be considered as if it were never in effect.



                         Signed at Hartford, Connecticut

                             /s/ George C. Kokules
                             ---------------------

                                    President





          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY
           PREMIUMS PAYABLE UNTIL EARLIER OF MATURITY OR SECOND DEATH
                        INSURANCE PAYABLE AT SECOND DEATH
                                NON-PARTICIPATING



THE AMOUNT AND/OR DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                                TABLE OF CONTENTS





               Right to Cancel                                                          Policy Jacket



               Policy Summary                                                           Page 3



               Definitions                                                              Page 4



               Benefits -- Basic Policy                                                 Page 5



               Policy Values                                                            Page 6



               Premium and Valuation Provisions                                         Page 7



               Continuation of Insurance, Grace Period and Reinstatement                Page 9



               Exchange Option                                                          Page 9



               Ownership Rights                                                         Page 10



               General Provisions                                                       Page 10



               Settlement Options



               A copy of the application and any riders follows the Settlement Options.

                                    POLICY SUMMARY


INSURED 1:                 JOHN DOE         STATED AMOUNT:                      $ 100,000
AGE:                       35               POLICY DATE:                        MAY 01, 2001
INSURED 2:                 JANE DOE         ISSUE DATE:                         MAY 01, 2001
AGE:                       35               MATURITY DATE:                      MAY 01, 2066
POLICY NUMBER:             1234567          MONTHLY DEDUCTION DAY:              1ST DAY OF MONTH


                               BENEFIT DESCRIPTION

INITIAL STATED AMOUNT:              $ 100,000

INITIAL PREMIUM:                    $ 360.22

PLANNED PREMIUM:                    $ 360.22

PLANNED PREMIUMS PAYABLE:           ANNUALLY

INSURANCE OPTION:                   1 (LEVEL)

MINIMUM STATED AMOUNT               $ 100,000

MINIMUM AMOUNT INSURED:             THE GREATER OF 250% OF THE CASH VALUE UNTIL
                                    AGE 40 OF THE YOUNGER INSURED, WITH THE
                                    PERCENTAGE REDUCING TO 100% AT AGE 95, OR
                                    THE AMOUNTS REQUIRED BY FEDERAL INCOME TAX
                                    LAWS OR REGULATIONS TO QUALIFY AS LIFE
                                    INSURANCE. SEE MINIMUM AMOUNT INSURED TABLE
                                    IN POLICY FOR DETAILS.

MINIMUM INCREASE AMOUNT:            $ 100,000

MINIMUM LOAN AMOUNT:                $500

MAXIMUM LOAN AMOUNT:                100% OF: CASH VALUE MINUS SURRENDER CHARGES
                                    AS OF THE DATE WE RECEIVE YOUR LOAN REQUEST.

ANNUAL LOAN INTEREST RATE
 CHARGED: POLICY YEARS 1-15: 5.66 % IN ADVANCE POLICY YEARS 16 AND THEREAFTER: 4.31% IN ADVANCE

ANNUAL LOAN INTEREST RATE
 CREDITED:                          4% IN ARREARS

FULL SURRENDER CHARGE:              APPLIES FOR THE FIRST 15 POLICY YEARS PER
                                    THOUSAND OF INITIAL STATED AMOUNT, AND FOR
                                    THE FIRST 15 POLICY YEARS FOLLOWING ANY
                                    APPLIED FOR INCREASE PER THOUSAND OF
                                    INCREASE AMOUNT, AS FOLLOWS:

                                    POLICY YEAR        CHARGE PER $1,000     POLICY YEAR              CHARGE PER $1,000
                                    -----------        -----------------     -----------              -----------------
                                     1                        $11.85              9                        $ 5.53
                                     2                        $11.06             10                        $ 4.74
                                     3                        $10.27             11                        $ 3.95
                                     4                        $ 9.48             12                        $ 3.16
                                     5                        $ 8.69             13                        $ 2.37
                                     6                        $ 7.90             14                        $ 1.58
                                     7                        $ 7.11             15                        $ 0.79
                                     8                        $ 6.32


MINIMUM PARTIAL SURRENDER AMOUNT:   $ 500


                                    PAGE 3(A)

                                 POLICY SUMMARY

INSURED 1:                 JOHN DOE         STATED AMOUNT:             $ 100,000
AGE:                       35               POLICY DATE:               MAY 01, 2001
INSURED 2:                 JANE DOE         ISSUE DATE:                MAY 01, 2001
AGE:                       35               MATURITY DATE:             MAY 01, 2066
POLICY NUMBER:             1234567          MONTHLY DEDUCTION DAY:     1ST DAY OF MONTH

                               BENEFIT DESCRIPTION

PARTIAL SURRENDER CHARGE:           IN PROPORTION TO THE CHARGE THAT WOULD APPLY
                                    TO A FULL SURRENDER. THE PROPORTION WILL BE
                                    COMPUTED AS THE SURRENDER AMOUNT DIVIDED BY
                                    (CASH VALUE MINUS LOAN ACCOUNT VALUE). WHEN
                                    THE PARTIAL SURRENDER IS MADE, FUTURE
                                    SURRENDER CHARGES WILL BE REDUCED BY THE
                                    SAME PROPORTION.

CHARGE FOR REQUESTED STATED
AMOUNT DECREASE:                    IN PROPORTION TO THE CHARGE THAT WOULD APPLY
                                    TO A FULL SURRENDER. THE PROPORTION WILL BE
                                    COMPUTED AS THE AMOUNT OF THE REQUESTED
                                    STATED AMOUNT DECREASE DIVIDED BY THE TOTAL
                                    STATED AMOUNT THAT WAS IN EFFECT IMMEDIATELY
                                    PRIOR TO THE REQUESTED DECREASE. WHEN THE
                                    REQUESTED STATED AMOUNT DECREASE IS MADE,
                                    FUTURE SURRENDER CHARGES WILL BE REDUCED BY
                                    THE SAME PROPORTION.

SALES EXPENSE CHARGE:               1.5% OF EACH PREMIUM PAID

PREMIUM TAX CHARGE:                 2.25% OF EACH PREMIUM PAID

FEDERAL DEFERRED ACQUISITION
 COST CHARGE:                       1.25% OF EACH PREMIUM PAID

MONTHLY ADMINISTRATIVE
 EXPENSE CHARGE:                    $ 0.01 PER THOUSAND OF INITIAL STATED AMOUNT
                                    FOR THE FIRST SIX YEARS FROM ISSUE DATE, AND
                                    FOR THE FIRST SIX YEARS FROM DATE OF EACH
                                    REQUESTED STATED AMOUNT INCREASE;PLUS, FOR
                                    STATED AMOUNTS LESS THAN $750,000, $20 PER
                                    MONTH UNTIL MATURITY DATE.

INTEREST FACTOR:                    1.00327374

RATE CLASS:                         1-BASIC-MALE PREFERRED NONSMOKER
                                    2-BASIC-FEMALE PREFERRED NONSMOKER




                                    PAGE 3(B)

                                 POLICY SUMMARY

INSURED 1:        JOHN DOE         STATED AMOUNT:          $ 100,000
AGE:              35               POLICY DATE:            MAY 01, 2001
INSURED 2:        JANE DOE         ISSUE DATE:             MAY 01, 2001
AGE:              35               MATURITY DATE:          MAY 01, 2066
POLICY NUMBER:    1234567          MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

                              BENEFIT DESCRIPTION:

SEPARATE ACCOUNT:

THE TRAVELERS FUND ULII FOR VARIABLE LIFE INSURANCE

THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS IS 90 BASIS POINTS FOR POLICY YEARS 1-15, AND 35 BASIS POINTS FOR POLICY YEARS 16 AND AFTER.

INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO FOUR TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE EARLIER OF THE MATURITY DATE OR THE SECOND DEATH. CHARGES FOR RIDERS ARE PAYABLE TO THE EARLIER OF THE APPLICABLE EXPIRY DATE OR THE PRIOR SECOND DEATH. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.




                                    Page 3(C)

                                 POLICY SUMMARY

INSURED 1:        JOHN DOE         STATED AMOUNT:          $ 100,000
AGE:              35               POLICY DATE:            MAY 01, 2001
INSURED 2:        JANE DOE         ISSUE DATE:             MAY 01, 2001
AGE:              35               MATURITY DATE:          MAY 01, 2066
POLICY NUMBER:    1234567          MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

           TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                (MONTHLY RATE FOR EACH $1,000 OF COVERAGE AMOUNT)



POLICY            MAXIMUM      POLICY       MAXIMUM         POLICY              MAXIMUM
YEAR               RATE         YEAR          RATE           YEAR                 RATE
----               ----         ----          ----           ----                 ----
 1                0.00022        23         0.11205           45                 4.36457
 2                0.00070        24         0.13173           46                 5.05272
 3                0.00129        25         0.15495           47                 5.85254
 4                0.00199        26         0.18258           48                 6.78539
 5                0.00283        27         0.21591           49                 7.85685
 6                0.00387        28         0.25695           50                 9.06133
 7                0.00512        29         0.30744           51                10.38745
 8                0.00658        30         0.36792           52                11.82623
 9                0.00830        31         0.43908           53                13.36977
10                0.01030        32         0.52120           54                15.01614
11                0.01269        33         0.61475           55                16.77986
12                0.01547        34         0.72151           56                18.67965
13                0.01875        35         0.84602           57                20.76217
14                0.02256        36         0.99860           58                23.11420
15                0.02707        37         1.17922           59                25.93852
16                0.03243        38         1.39518           60                29.71110
17                0.03884        39         1.66302           61                35.46133
18                0.04661        40         1.98100           62                45.57782
19                0.05595        41         2.35004           63                66.33220
20                0.06693        42         2.76957           64                83.33000
21                0.07993        43         3.24013           65                83.33000
22                0.09497        44         3.76708


RATE CLASS:       1-BASIC-MALE PREFERRED NONSMOKER

                  2-BASIC-FEMALE PREFERRED NONSMOKER

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE ADJUSTED FOR SMOKER STATUS. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.




                                  PAGE 3 (COI)

                                   DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE: each Insured's age as of that Insured's last birthday.

AMOUNT INSURED: equals the Stated Amount if Death Benefit Option 1 is selected, or equals the Stated Amount plus Cash Value if Death Benefit Option 2 is selected. The Amount Insured will always be at least equal to the Minimum Amount Insured described on the Policy Summary.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Second Death.

CASH SURRENDER VALUE: the Cash Value less any Outstanding Loan and applicable surrender charges.

CASH VALUE: the sum of the values held in the Investment Options and the Loan Account.

COVERAGE AMOUNT: the Amount Insured less the Cash Value.

DEATH BENEFIT: the amount payable to the Beneficiary if the Second Death occurs while this policy is in force. See "Death Benefit" provision on Page 5 for details.

DEDUCTION AMOUNT: a monthly charge deducted from the Cash Value. See "Deduction Amount" provision on Page 6 for detail on components of this charge.

DEDUCTION DAY: the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

FIRST DEATH: the first death of one of the Insureds under this policy.

IN WRITING: in a written form satisfactory to Us and received at Our Office.

INSUREDS: the two persons whose lives are insured under this policy. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which premiums or cash values may be directed under the Separate Account.

ISSUE DATE: the date on which We issue the policy. Shown on the Policy Summary.

LOAN ACCOUNT: the account to which We transfer the amount of any policy loan.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that We deduct from each Investment Option to cover Our mortality and expense risk charges and administrative charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Cash Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

NET PREMIUM: Premium paid less the Sales Expense Charge, Premium Tax Charge and Federal Deferred Acquisition Cost Charge that are shown on the Policy Summary.

OUR OFFICE: The Travelers Life and Annuity Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which We may designate for the purpose of administering this policy.

OUTSTANDING LOAN: The total policy loan amount due, including loan interest charged.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SECOND DEATH: the death of the Insured who survived the First Death under this policy. If We are unable to determine which death was second based on the Due Proof of Death, the younger Insured's death will be considered the second death, unless You and We agree otherwise.

SEPARATE ACCOUNT: the Separate Account that We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT: a dollar amount used to determine the Death Benefit of the policy. Shown on the Policy Summary.

VALUATION DATE: a date on which policy values are determined, not to occur prior to Our receipt of the first premium payment. This is any day on which the New York Stock Exchange is open for trading.

VALUATION PERIOD: the period between successive valuations.

WE, US, OUR: The Travelers Life and Annuity Company.

YOU, YOUR: the owner(s) of this policy.




                            BENEFITS -- BASIC POLICY


DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Second Death while the policy is in force, We will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of the Second Death, less any:

         1.   Outstanding Loan;

         2.   Deduction Amount due but not paid; and

         3. amount payable to an assignee under a collateral assignment of the policy.

The Death Benefit may be limited as provided under the Misstatement and Suicide provisions on Page 10. The Death Benefit depends on the Death Benefit Option that is in effect on the date of Second Death, and is affected by any increase or decrease to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.


MATURITY BENEFIT

If at least one of the Insureds is living on the Maturity Date, We will pay You the Cash Value as of the Maturity Date, less any:

         1.  Outstanding Loan;

         2.  Deduction Amount due but not paid; and

         3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and We will have no other obligation under this policy.


DEATH BENEFIT OPTIONS AND AMOUNT INSURED

There are two Death Benefit Options. Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the date of Second Death. Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Cash Value, or any Minimum Amount Insured on the date of Second Death.

You may request a change from Option 2 to Option 1 if at least one of the Insureds is living. You may request a change from Option 1 to Option 2 if both Insureds are living. We will require evidence of insurability satisfactory to Us if You request a change from Option 1 to Option 2. We will effect the change on the latest of: 1) the Deduction Day on or following the day We receive the request for change or 2) the date We approve the request for the change or 3) the Deduction Day on or immediately following Your requested effective date. If You request a change from Option 2 to Option 1, the Stated Amount will be increased by the Cash Value. If You request a change from Option 1 to Option 2, the Stated Amount will be decreased by the Cash Value.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.


REQUESTED CHANGES IN STATED AMOUNT

Increases -- You may request an increase to the Stated Amount after the first Policy Year and prior to the Policy Anniversary on which the older Insured is Age 85, provided that both Insureds are living. The request must be made In Writing. We will not allow a requested increase to the Stated Amount for less than the Minimum Increase Amount shown on the Policy Summary. The increase will be effective on the date shown on the supplemental Policy Summary that We will send You. We will require evidence of insurability satisfactory to Us if You request an increase.

Decreases -- You may request, In Writing, decreases to the Stated Amount after the second Policy Year. The decrease will be effective on the later of the Deduction Day on or following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date. There is a charge for requested Stated Amount decreases as shown on the Policy Summary.

The decrease will be applied as follows: first against the most recent increase to the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary. We will send You a supplemental Policy Summary reflecting any change.


                                  POLICY VALUES

CASH VALUE

The Cash Value on the Policy Date is equal to the initial Net Premium minus the Deduction Amount due. On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value in an Investment Option equals a times b where:

            a  is the number of Accumulation Units on the Valuation Date; and

            b is the then current Accumulation Unit Value for that Investment Option.

Policy values on other days are calculated in a manner consistent with this method.


DEDUCTION AMOUNT

The Deduction Amount is deducted from the Cash Value minus any Outstanding Loan on each Deduction Day. The first Deduction Day is the Policy Date. The Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value of each Investment Option on each Deduction Day. The Deduction Amount is equal to:

         1.   The cost of insurance; plus

         2. The Monthly Administrative Expense charge shown on the Policy Summary; plus

         3. The cost of any supplemental benefits for which a separate charge is shown on the Policy Summary; plus

         4.   Any other applicable charges shown on the Policy Summary.

The maximum guaranteed cost of insurance for any month is equal to c times the result of a minus b where:

            a is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

            b  is the Cash Value on the Deduction Day;

            c is the cost for each $1,000 of Coverage Amount shown in the Table of Maximum Monthly Guaranteed Cost of Insurance Rates on the Policy Summary, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on each Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on Our future expectations as to mortality, expenses and persistency. Nothing in this policy will be affected by Our actual mortality and expenses. We will determine the current rates for the Initial Stated Amount and for each increase to the Stated Amount at the start of each Policy Year and will guarantee them for that Policy Year. Any change that We make in the current rates will be on a uniform basis for insureds of the same age, sex, duration and rate class.

When the Amount Insured is equal to the Minimum Amount Insured shown on the Policy Summary, We will use the rate class for the most recent increase that required evidence of insurability to determine the cost of insurance for the additional Amount Insured needed to meet the Minimum Amount Insured requirement.

If You have selected Death Benefit Option 1 and have made increases in the Stated Amount, the Cash Value will first be considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the additional Stated Amount resulting from increases in the order of those increases.

The Deduction Amount for the following month will be taken out of the Cash Value on the Deduction Day. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period provision, Page 9).

CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Cash Value less any Outstanding Loan and applicable surrender charges. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.


CASH SURRENDER

If at least one Insured is living and this policy is in force, You may request a full or partial surrender In Writing. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate Your Cash Surrender Value as of the day We receive Your request In Writing and will pay this amount within seven days after such request. A surrender charge may apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the effective date of the surrender, which is the date that We receive Your request In Writing.

We will not make a partial surrender to You for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If You request a partial surrender, then the Death Benefit, Amount Insured, and Cash Value will be reduced by the amount surrendered, including any applicable partial surrender charge (as shown on the Policy Summary). Additionally, under Death Benefit Option 1, the Stated Amount will be reduced by the amount of the surrender, including any applicable surrender charge. The deduction from the Cash Value will be made on a pro-rata basis against the Cash Value of each Investment Option, unless You request otherwise In Writing. After the reduction, the Amount Insured and Stated Amount must be no less than the respective minimum amounts shown on the Policy Summary.

POLICY LOANS

We will make a loan to You with the policy as security if You assign this policy to Us while it is in force. We will not make a loan to You or increase an existing loan for less than the Minimum Loan Amount shown on the Policy Summary. We will pay the loan amount within seven days after We receive Your loan request In Writing.

Loan amounts will be transferred from the Investment Options to the Loan Account in proportion to the Cash Value in each Investment Option as of the date that the loan is made, unless You request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the Annual Loan Interest Rate Credited shown on the Policy Summary. The value of the Loan Account is the amount of any Outstanding Loan plus any interest credited to the Loan Account, less any interest that We transfer to the Investment Options.

The Outstanding Loan may not exceed the Maximum Loan Amount shown on the Policy Summary. Interest on the loan will be payable in advance, at the beginning of each Policy Year, at the Annual Loan Interest Rate Charged shown on the Policy Summary. Interest not paid when due will be added to the Outstanding Loan and will bear interest at the same rate.

While either of the Insureds is living and the policy is in effect, all or part of any loan may be repaid. Unless You request otherwise, payment received while there is a loan on the policy will be applied as follows: first, towards repayment of any loan interest due; next, towards repayment of the loan principal; and last, as a premium payment to the policy. The amount of the repayment will be transferred from the Loan Account and will be allocated among the Investment Options in proportion to the loan amount associated with each Investment Option. You may not repay a loan that exists at the end of the Grace Period (see provision on Page 9) unless You reinstate this policy.

The Grace Period provision will go into effect if the Outstanding Loan exceeds the Cash Value less applicable surrender charges.

                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

Subject to the Temporary Insurance Agreement in the application for this policy and completion of the underwriting process, insurance under this policy will take effect when We have received Your payment of at least one Deduction Amount. All premiums are payable at Our Office or to one of Our authorized representatives.

The amount and frequency of the Planned Premium are shown on the Policy Summary. You may request a change in the amount and frequency of the Planned Premium, provided that such change would not disqualify the policy as life insurance under federal tax law.

Premium payments are flexible. At any time before the Maturity Date, additional premium payments may be made, provided that the premium payment plus the total of all premiums already paid does not exceed the limits prescribed by federal income tax laws or regulations to qualify the policy as life insurance. Additionally, We reserve the right to require evidence of insurability before We accept any additional premium payment that would increase the Coverage Amount.

PAYMENT MODE

Premiums may be paid annually, semi-annually or by other arrangement with Our consent. The payment mode may be changed with Our approval.

PREMIUM ALLOCATION

Net Premium payments will be applied to provide Accumulation Units which will be credited to the Investment Options that You have selected in the proportion stated in Your application, or as You have instructed Us most recently.


INVESTMENT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by Us will be determined by dividing the Net Premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision below) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing a by b and subtracting c where:

            a is

            1. the net asset value per share of the Investment Option as of the Valuation Date; plus

            2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

            3. a per-share charge or credit, as We may determine on the Valuation Date for tax reserves; and

            b is

            1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

            2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

            c is the applicable Investment Option deduction for the Valuation Period.



TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as this policy is in effect, You may request that We transfer all or a part of the Cash Value (minus any Outstanding Loan) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with Our rules. We reserve the right to limit the number of free transfers between Investment Options as described on the Policy Summary. We reserve the right to charge the fee shown on the Policy Summary for transfers beyond that number. We also reserve the right to restrict transfers requested by any market timing firm or by any other third party who is authorized to initiate transfers on behalf of multiple policy owners. We reserve the right not to accept: 1) the transfer instructions of any agent acting under a power of attorney on behalf of more than one owner, and 2) the transfer instructions of individual owners who have executed pre-authorized transfer forms that are submitted by market timing firms or by other third parties on behalf of more than one owner. We further reserve the right to limit transfers that We determine will disadvantage other policy owners.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after We receive Your request for transfer at Our Office.

            CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE

Subject to the "Grace Period" provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value is not enough to pay the Deduction Amount due, or until the Maturity Date, if earlier.

The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.

GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, We will send You a notice of required premium to Your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Cash Value. The policy will continue through this Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period.

REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the Deduction Amount was paid, if:

         1.   the policy was not surrendered for cash; and

         2.   evidence of insurability acceptable to Us is furnished; and

         3.   all Deduction Amounts past due are paid; and

         4. premium at least equal to the following three Deduction Amounts is paid; and

         5.   the amount of any Outstanding Loan is repaid or restored.

Upon reinstatement, the Cash Value of the policy will be the amount provided by the premium paid, plus any Cash Value as of the date of lapse.


                                 EXCHANGE OPTION

During the first two Policy Years that this policy is in effect, You may exchange this policy for a form of non-variable survivorship life insurance which We, or one of Our affiliates, then regularly issue for the amount exchanged. No evidence of insurability will be required. We will issue the policy as provided below:

            1. the amount of insurance under the new policy cannot exceed Your choice of either:

                a. the Coverage Amount of this policy at the time of the exchange; or

                b. the Death Benefit of this policy at the time of the exchange; and

            2. the Issue Date of the new policy will be the same as the Issue Date of this policy; and

            3. the Insureds under the new policy will be the same as the Insureds under this policy; and

            4. the charge for the new policy will be based on each Insured's age under this policy; and

            5. the new policy will be based on the same rate classes used as of this policy's Issue Date; or if the same rate class is not available under the new policy, then the new policy will be based on the class for which each Insured would qualify based on his/her insurability as of this policy's Issue Date.

Any Outstanding Loan must be repaid prior to the issuance of the new policy. Rider benefits included with this policy will be included with the new policy only if such rider benefits are available with the new policy, and will be subject to Our rules then in effect.

An exchange made pursuant to this provision is subject to an equitable adjustment in payments and Cash Values to reflect variance, if any, in the payments and Cash Values under this policy and the new policy.

                                OWNERSHIP RIGHTS


OWNERSHIP

The original owner(s) is (are) shown on the application(s). While either Insured is living, You may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that We permit.

Ownership is transferable by assignment. No assignment is binding on Us until We receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.


BENEFICIARY

The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, You may name a new Beneficiary while either Insured is living and while this policy is in force by notifying Us In Writing. Subject to Our receipt of the notice of change, any change will be effective on the date You sign the notice of change regardless of whether the Second Death has occurred at the time We receive the notice; however, We will have no further responsibility if We made any payment before We received the notice of change at Our Office.

If no Beneficiary survives the Insureds, You will be the Beneficiary. If You are the second of the Insureds to die, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.


                               GENERAL PROVISIONS


ENTIRE CONTRACT

The entire contract consists of this policy and the application(s), a copy of which is (are) attached, and any riders and endorsements that are made a part of it. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.


CHANGES

This policy may only be altered by a written agreement signed by one of Our officers.


NO  DIVIDENDS

This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.


MISSTATEMENT

If the age and/or sex of either Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.


SUICIDE

If within two years from the Issue Date, the First Death and/or the Second Death occurs and is due to suicide while sane or insane, the Death Benefit will be limited to the premiums paid less any Outstanding Loan and the amount of any partial surrenders.

If You have applied for an increase to the Stated Amount, the Suicide exclusion period will be begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Suicide exclusion period will begin on the reinstatement date.


CONTEST

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the lifetime of at least one of the Insureds for two years from the Issue Date.

If You have applied for an increase to the Stated Amount, the Contest period will begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Contest period will begin on the reinstatement date.

NOTICE OF FIRST DEATH

We must be provided with Due Proof of First Death, In Writing, as soon as possible after the First Death occurs.

SEPARATE ACCOUNT

We have exclusive and absolute ownership and control of the assets of the Separate Account and the associated Investment Options. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. If required, this approval process is on file with the Commissioner of the state where this policy is issued for delivery.

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in Our judgment becomes inappropriate for the purposes of this policy, We may substitute another Separate Account or Investment Option without Your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to You and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for any Valuation Period (1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for Your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for Your protection. Any provision of this policy that specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.

VOTING RIGHTS

If current law requires, You will be entitled to certain voting rights with respect to the Investment Options to which You have allocated premiums.

If current law requires, You will be entitled to instruct Us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which You will be entitled to instruct Us. If there is a change in the law which permits Us to vote the shares of the Investment Options without direction from You, We reserve the right to do so.

MATURITY OF AN INVESTMENT OPTION

If any Cash Value is attributable to an Investment Option having a specified maturity date, the Cash Value in that Investment Option as of such maturity date will be allocated to the Money Market Investment Option specified on the Policy Summary, unless You request otherwise. We will send written notice to Your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the Money Market Investment Option, We must receive Your notification In Writing at least seven days before the maturity date of the Investment Option.

ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, We will send You a statement showing:

         1.   the Cash Value, Stated Amount and Amount Insured; and

         2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

         3.   total Loan Account value.


ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time and for a reasonable service fee not to exceed $15, unless prohibited by state law.

                         COST OF LIVING ADJUSTMENT RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of the policy.

Definition

Consumer Price Index (CPI) -means the Consumer Price Index for all Urban Consumers published by the United States Department of Labor for the September of the calendar year immediately preceding the effective date of the increase. We may change to another index that We consider appropriate if:

a. publication of the CPI is discontinued, delayed or otherwise not available for this use; or

b. any change in the composition, base or method of computation of the CPI makes its continued use inappropriate, in Our opinion, for determining cost of living increases.

BENEFIT - This Rider provides increases to the Stated Amount of the policy based on changes in the CPI. We will determine the increased Stated Amount on each Policy Anniversary.

We will determine the increase by multiplying the number of Cost of Living Units shown on the Policy Summary by the ratio of a divided by b, where:

         a is the change in the CPI between the current Policy Anniversary and the later of the effective date of the last increase and the effective date of this Rider; and

         b is the CPI on the effective date of this Rider.

In no event will the Death Benefit be reduced due to this calculation. If the increase as calculated above is less than the Minimum Increase Amount for this Rider as shown on the Policy Summary, an increase will not be made.

The amount of any single increase made under this Rider will be limited to the Maximum Increase Amount for this Rider as shown on the Policy Summary. The total of increases provided by this Rider cannot exceed the Total Increase Limit for this Rider as shown on the Policy Summary.

CHARGE - This Rider is issued in consideration of the application for it. There is no separate charge for this Rider. The increases to the Stated Amount will be subject to the charges described in the policy and these charges will be deducted as described in the policy. The maximum guaranteed cost of insurance charge for the increase in the Stated Amount will be based on each Insured's age and current rate class.

ISSUE DATE - The Issue Date of this Rider is the same as the Issue Date of the policy unless otherwise shown for this Rider on the Policy Summary.

CONTESTABILITY - No material misrepresentation made in any application for this Rider will be used to contest payment of any benefit under this Rider after the Rider has been in force during either Insured's lifetime for two years from the Rider Issue Date.

SUICIDE - If either Insured commits suicide while sane or insane within two years from the Issue Date of this Rider, the amount payable under this Rider will be limited to the charges paid for this Rider.

TERMINATION - This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value is insufficient to pay the charges due for the policy or this Rider; or

2.   failure to pay any charges due for this Rider or the basic policy; or

3. the Deduction Day next following Your request In Writing to terminate this Rider; or

4.   policy termination; or

5.   the Expiry Date of this Rider as shown on the Policy Summary; or

6.   the effective date of a decrease to the Stated Amount; or

7. the date on which the Total Increase Limit for this Rider (as shown on the Policy Summary) is reached; or

8.   Your rejection of an increase under this Rider; or

9. the effective date of the first benefit payment under the Waiver of Deduction Amount Rider.



                                THE TRAVELERS LIFE AND ANNUITY COMPANY

                                        /s/ George C. Kokules
                                        ---------------------

                                               President

                     The Travelers Life and Annuity Company
                                One Tower Square
                           Hartford, Connecticut 06183







          Flexible Premium Variable Survivorship Life Insurance Policy
                 Premiums Payable Until Maturity or Second Death
                        Insurance Payable at Second Death
                                Non-Participating